EXHIBIT 16



Securities and Exchange Commission
Mail Stop 9-5
450 5th Street, N.W.
Washington, D.C. 20549


Dear Sirs/Madams:

     We have read and agree with the comments contained in the "Experts" section on pages 45 and 46 of Form S-1 of Cardiopulmonary Corp. dated May 21, 1996 made in response to Item 304 of Regulation S-K regarding the change in independent accountants.



Yours truly,



DELOITTE & TOUCHE LLP
Hartford, Connecticut



May 21, 1996